FORM 5
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*

          WINIKOFF                     ROBERT                   L.
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           (Last)                     (First)                   (Middle)

         c/o YOUNG BROADCASTING INC., 599 LEXINGTON AVENUE
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                                     (Street)

         NEW YORK                      NEW YORK                 10022
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         (City)                      (State)                   (Zip)

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2.       Issuer Name and Ticker or Trading Symbol

         YOUNG BROADCASTING INC. (YBTVA)
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3.       I.R.S. Identification Number of Reporting Person, if an
         entity (Vountary)

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4.       Statement for Month/Year

         DECEMBER 31, 2000
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5.       If Amendment, Date of Original (Month/Year)


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6.       Relationship of Reporting Person(s) to Issuer
                     (Check all applicable)

         [ X ]   Director                       [   ]   10% Owner
         [   ]   Officer (give title below)     [   ]   Other (specify below)

                     ______________________________
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7.       Individual or Joint/Group Filing
             (Check Applicable Line)

         [ X ]  Form Filed by One Reporting Person
         [   ]  Form Filed by More Than One Reporting Person

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
                           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

================================================================================================================================
1. Title of             2. Trans-    3. Trans-      4. Securities Acquired      5. Amount of         6. Owner-     7. Nature of
   Security                action       action         (A) or Disposed of          Securities Bene-     ship          Indirect
   (Instr. 3)              Date         Code           (D) (Instr. 3, 4            ficially Owned       Form: Di-     Beneficial
                          (Month/       (Instr. 8)     and 5)                      at end of            rect (D)      Ownership
                           Day/                                                    Issuer's Fiscal      or Indi-      (Instr. 4)
                           Year)                                                   Year                 rect (I)
                                                                                   (Instr. 3 and 4)     (Instr. 4)
                                                    ------ --------- --------
                                                             (A) or
                                                    Amount   (D)       Price
---------------------   -----------  -------------  --------------------------   -------------------  ------------  -------------

----------------------  -----------  -------------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  -------------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  -------------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  -------------  --------------------------  -------------------  ------------  -------------
----------------------  -----------  -------------  --------------------------  -------------------  ------------  -------------

*If the form is filed by more than one reporting person,  see Instruction
4(b)(v).


                           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------  ---------- --------- -------- ---------- ----------------  -------------- --------- ----------- ----------  -----------
1.Title of  2.Conver-  3.Trans-  4.Trans- 5.Number       6.Date         7. Title      8.Price    9.Number   10.Owner-   11.Nature
  Deri-       sion       action    action   of             Exer-           and          of         of          ship        of
  vative      or Ex-     Code      Code     Deri-          cisable         Amount       Deri-      Deri-       of          Indirect
  Security    ercise     (Month/   (Instr.  vative         and             of Under-    vative     vative      Deri-       Bene-
  (Instr.     Price      Day/      8)       Secur-         Expir-          lying        Secur-     Secur-      vative      ficial
  3)          of         Year)              ities          ation           Secur-       ity        ities       Secur-      Owner-
              Deri-                         Acquired       Date            ities        (Instr.    Bene-       ity:        ship
              vative                        (A) or         (Month/         (Instr.      5)         ficially    Direct      (Instr.
              Sec-                          Disposed       Day/            3 and 4)                Owned       (D) or      4)
              urity                         of (D)         Year)                                   at End      Indirect
                                            (Instr.  -------- -------  ------- ------              of Year     (I)
                                            3, 4      Date     Expir-   Title  Amount              (Instr.     (Instr.
                                            and 5)    Exer-    ation           or                  4)          4)
                                                      cisable  Date            Number
                                         ----- -----                           of
                                          (A)   (D)                            Shares
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
STOCK       $25.375     11/8/00    A     3,700       11/8/00  11/8/05  CLASS A  3,700               3,700       D
OPTION                                                                 COMMON
(RIGHT
TO BUY)
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------
---------   ---------- --------- ------- ----- ----- -------  -------  ------- ------ --------- ----------- ----------  -----------

Explanation of Responses:

By:  /s/ ROBERT L. WINIKOFF                                 2/14/2001
     ---------------------------------------------       ------------------
     **Signature of Reporting Person                            Date
     ROBERT L. WINIKOFF

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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